                                 SCHEDULE 14A

                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934
                              (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_] Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Under Rule 14a-12

                             Silgan Holdings Inc.
               (Name of Registrant as Specified in Its Charter)

   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
   Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount previously paid:

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                             SILGAN HOLDINGS INC.
                               4 Landmark Square
                          Stamford, Connecticut 06901
                                (203) 975-7110

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To be Held on May 23, 2001

                               ----------------

   NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the "Meeting") of Silgan Holdings Inc., a Delaware corporation (the "Company"; where appropriate, references to the "Company" shall be to Silgan Holdings Inc. and its subsidiaries), will be held at the Sheraton Stamford Hotel, 2701 Summer Street, Stamford, Connecticut 06905 at 9:00 a.m. on Tuesday, May 23, 2001, for the following purposes:

  1. To elect two directors of the Company to serve until the Company's annual meeting of stockholders in 2004 and until their successors are duly elected and qualified;

  2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2001; and

  3. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

   The close of business on April 6, 2001 has been fixed as the record date for determining the stockholders of the Company entitled to notice of and to vote at the Meeting. All holders of record of Common Stock of the Company at that date are entitled to vote at the Meeting or any adjournment or postponement thereof.

                                          By Order of the Board of Directors,

                                          /s/ Frank W. Hogan, III

                                          Frank W. Hogan, III
                                          Secretary

Stamford, Connecticut
April 24, 2001

Please complete, sign and mail the enclosed Proxy in the accompanying envelope even if you intend to be present at the Meeting. Please sign the enclosed Proxy exactly as your name appears on it. Returning the Proxy will not limit your right to vote in person or to attend the Meeting. If you hold shares of Common Stock of the Company in more than one name, or if your shares of Common Stock of the Company are registered in more than one way, you may receive more than one copy of the proxy material. If so, please sign and return each of the Proxies that you receive so that all of your shares of Common Stock of the Company may be voted.

The Meeting will be held to vote on the first two items listed above, tabulate the votes cast in respect of such items and report the results of such vote. No presentations or other business matters are planned for the Meeting.

                             SILGAN HOLDINGS INC.
                               4 Landmark Square
                          Stamford, Connecticut 06901
                                (203) 975-7110

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        Annual Meeting of Stockholders
                          to be held on May 23, 2001

To Stockholders of Silgan Holdings Inc.:

   This Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of Silgan Holdings Inc. (the "Company"; where appropriate, references to the "Company" shall be to Silgan Holdings Inc. and its subsidiaries) for use at the annual meeting of stockholders (the "Meeting") to be held at the Sheraton Stamford Hotel, 2701 Summer Street, Stamford, Connecticut 06905 on Tuesday, May 23, 2001, at 9:00 a.m., and at any postponements or adjournments thereof. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about April 24, 2001.

   Only holders of record of the Company's common stock, par value $.01 per share (the "Common Stock"), as of the close of business on April 6, 2001 (the "Record Date") will be entitled to notice of, and to vote at, the Meeting. As of the Record Date, there were 17,702,897 shares of Common Stock issued and outstanding, each of which is entitled to one vote. The Company has no other class of voting securities issued and outstanding. The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock will be necessary to constitute a quorum for the transaction of business at the Meeting.

   All shares of Common Stock represented by properly executed proxies will be voted in accordance with the instructions indicated thereon unless such proxies previously have been revoked. If any proxies do not contain voting instructions, the shares of Common Stock represented by such proxies will be voted FOR the election of the nominees for director listed below to serve until the Company's annual meeting of stockholders in 2004 and until their successors are duly elected and qualified and FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2001. It is not anticipated that any matters other than those set forth in this Proxy Statement will be brought before the Meeting. If any other matters properly come before the Meeting, the shares of Common Stock represented by all properly executed proxies will be voted in accordance with the judgment of the persons named on such proxies. Shares of Common Stock abstaining, and shares of Common Stock held in street name as to which a broker has not voted on some matters but has voted on other matters ("Broker Shares"), will be included in determining whether a quorum exists at the Meeting. Approval of each matter specified in the Notice of Meeting requires the affirmative vote of a majority of shares of Common Stock present in person or by proxy at the Meeting, assuming that a quorum exists at the Meeting. Stockholders may not cumulate their votes. Abstentions and Broker Shares that have not been voted with respect to a particular proposal will not be counted in determining the total number of votes cast or in determining whether such proposal specified in the Notice of Meeting has received the requisite number of affirmative votes.

   Any stockholder who executes and delivers a proxy may revoke it at any time prior to its exercise at the Meeting by (1) delivering to the Secretary of the Company a duly executed proxy bearing a later date; (2) filing a written notice of revocation with the Secretary of the Company; or (3) appearing at the Meeting and voting in person.

   In addition to solicitations by mail, some directors, officers and employees of the Company may solicit proxies for the Meeting personally or by telephone without extra remuneration therefor. The Company will also provide persons, banks, brokerage firms, custodians, nominees, fiduciaries and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, with proxy materials for transmittal to such beneficial owners and will reimburse such record owners for their expenses in doing so. The costs of soliciting proxies will be borne by the Company.

   THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROXY STATEMENT HAS BEEN DELIVERED, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES THERETO, THAT HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13a-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934 FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO SILGAN HOLDINGS INC., 4 LANDMARK SQUARE, STAMFORD, CONNECTICUT 06901 (TELEPHONE NUMBER: (203) 975-7110), ATTENTION: GENERAL COUNSEL.

                             ELECTION OF DIRECTORS

Nominees

   The Company's Board of Directors is composed of six members, divided evenly into three classes (designated Class I, Class II and Class III). At each annual meeting of stockholders of the Company, the term of office of one class of directors of the Company expires, and directors nominated to the class of directors whose term is expiring at such annual meeting will be elected for a term of three years. The remaining directors of the Company continue in office until their respective terms expire and until their successors are duly elected and qualified. Accordingly, at each annual meeting of stockholders of the Company two of the Company's six directors will be elected, and each director of the Company will be required to stand for election once every three years. At the Meeting, the term of office for the Company's Class I Directors expires.

   The two Class I Directors currently are R. Philip Silver and Leigh J. Abramson. The Board of Directors has nominated each of Messrs. Silver and Abramson for re-election at the Meeting as Class I Directors of the Company, each to serve until the Company's annual meeting of stockholders in 2004 and until his successor has been duly elected and qualified. Messrs. Silver and Abramson were nominated for re-election at the Meeting as Class I Directors of the Company pursuant to certain provisions of the Stockholders Agreement dated as of February 14, 1997 (the "Principals Stockholders Agreement") among R. Philip Silver, D. Greg Horrigan and The Morgan Stanley Leveraged Equity Fund II, L.P. ("MSLEF II"). In accordance with the terms and provisions of the Principals Stockholders Agreement, the Company expects that Messrs. Silver and Horrigan and MSLEF II will vote all of the shares of Common Stock held by them (approximately 74% of the outstanding Common Stock) in favor of Messrs. Silver and Abramson for re-election as Class I Directors of the Company. For a description of the material terms and provisions of the Principals Stockholders Agreement, see "Certain Relationships and Related Transactions-- Stockholders Agreements."

   Each nominee for Class I Director of the Company has consented to be named in this Proxy Statement and to serve on the Company's Board of Directors if elected. If, prior to the Meeting, any nominee should become unavailable to serve on the Company's Board of Directors for any reason, the shares of Common Stock represented by all properly executed Proxies will be voted for such alternate individual as shall be designated by the Board of Directors of the Company.

   Certain information regarding each nominee for Class I Director of the Company and each Director of the Company whose term of office continues after the Meeting is set forth below, including such individual's age (as of December 31, 2000), principal occupation, business experience during at least the last five years, and other directorships currently held and the year in which such individual was first elected a director of the Company.

 Nominees for election as Directors (Class I)--term expiring 2004

   R. Philip Silver, age 58, has been Chairman of the Board and Co-Chief Executive Officer of the Company since March 1994. Mr. Silver is one of the founders of the Company and was formerly President of the Company. Mr. Silver has been a Director of the Company since its inception. Mr. Silver has been a Director of Silgan Containers Corporation, one of two wholly owned subsidiaries of the Company through which the Company conducts principally all of its business ("Containers"), since its inception in August 1987 and Vice President of Containers since May 1995. Mr. Silver has been a Director of Silgan Plastics Corporation, the other wholly owned subsidiary of the Company through which the Company conducts principally all of its business ("Plastics"), since its inception in August 1987 and Chairman of the Board of Plastics since March 1994. Prior to founding the Company in 1987, Mr. Silver was a consultant to the packaging industry. Mr. Silver was President of Continental Can Company from June 1983 to August 1986. Mr. Silver is also a director of Packtion Corporation.

   Leigh J. Abramson, age 32, has been a Director of the Company since September 1996. He has been a Principal of Morgan Stanley Dean Witter ("Morgan Stanley") since 2000. From 1998 to 1999, Mr. Abramson was a Vice President of Morgan Stanley, and, from 1994 to 1998, Mr. Abramson was an Associate of Morgan Stanley. Since 1995, Mr. Abramson has been a Vice President of Morgan Stanley Leveraged Equity Fund II, Inc. ("MSLEF II, Inc."), the general partner of MSLEF II, and of the managing general partner of the general partner of Morgan Stanley Capital Partners III, L.P. Mr. Abramson has been with Morgan Stanley since 1990, first in the Corporate Finance Division and, since 1992, in the Merchant Banking Division. Mr. Abramson is also a director of Weblink Wireless, Inc., Smurfit Stone Container Corp., Connect South Communications Inc. and Packtion Corporation.

   THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR BOTH NOMINEES FOR DIRECTOR (CLASS I) OF THE COMPANY.

 Incumbent Directors (Class II)--term expiring 2002

   D. Greg Horrigan, age 57, has been President and Co-Chief Executive Officer of the Company since March 1994. Mr. Horrigan is one of the founders of the Company and was formerly Chairman of the Board of the Company. Mr. Horrigan has been a Director of the Company since its inception. Mr. Horrigan has been Chairman of the Board of Containers and a Director of Plastics since their inception in August 1987. Mr. Horrigan was Executive Vice President and Operating Officer of Continental Can Company from 1984 to 1987. Mr. Horrigan is also a director of Packtion Corporation.

   James S. Hoch, age 40, has been a Director of the Company since February 2001. He was previously a Director of the Company from January 1991 until September 1996. Mr. Hoch has been with Morgan Stanley since 1986 and has been a Managing Director of Morgan Stanley since December 1999. Mr. Hoch is also a director of PrimaCom AG, Choice One Communications, Inc., Xtempus Ltd. and Netscalibur.

 Incumbent Directors (Class III)--term expiring 2003

   Thomas M. Begel, age 58, has been a Director of the Company since May 1997. Mr. Begel has been Chairman and Chief Executive Officer of TMB Industries since 1989 and has been Chairman, President and Chief Executive Officer of Transportation Technologies Industries Inc. (formerly known as Johnstown America Industries, Inc.) since 1991. Mr. Begel was Chairman, President and Chief Executive Officer of The Pullman Company until its acquisition in 1988. From 1981 to 1983, Mr. Begel was Senior Vice President of the Engineered Products Group of the Signal Companies, Inc. and Senior Vice President of Wheelabrator-Frye, Inc.

   Jeffrey C. Crowe, age 54, has been a Director of the Company since May 1997. Mr. Crowe has been Chairman of the Board, President and Chief Executive Officer of Landstar System, Inc. ("Landstar") since April 1991, and President and Chief Executive Officer of Landstar System Holdings, Inc. ("LSHI") since June 1989 and Chairman of LSHI since March 1991. Mr. Crowe has also been President of Signature Insurance Company, a subsidiary of LSHI, since February 1997. Mr. Crowe has served as Chairman of the National Defense Transportation Association since October 1993. From November 1989 to November 1998, Mr. Crowe served in a number of capacities at the American Trucking Association, Inc. ("ATA"), including Director, Secretary and as a member of the ATA Executive Committee. Mr. Crowe has served as a Director of the National Chamber Foundation since November 1997, a Director of the U.S. Chamber of Commerce since February 1998 and a Director of Sun Trust Bank North-Florida, N.A. since January 1999.

   Messrs. Silver and Abramson were elected as Directors of the Company at the Company's annual meeting of stockholders in 1998. Mr. Horrigan was elected as a Director of the Company at the Company's annual meeting of stockholders in 1999. Mr. Hoch was nominated for election as a Director of the Company pursuant to certain provisions of the Principals Stockholders Agreement to replace Michael M. Janson who resigned as a Director of the Company in February 2001, and was elected to the Board of Directors of the Company in February 2001 by the unanimous vote of the other Directors of the Company pursuant to certain provisions of the Company's Restated Certificate of Incorporation. Messrs. Begel and Crowe were elected as Directors of the Company at the Company's annual meeting of stockholders in 2000.

   The Board of Directors of the Company met four times and acted by written consent thirteen times during 2000. Other than Mr. Abramson, no incumbent Director attended fewer than 75 percent of the aggregate of: (1) the total number of meetings of the Board of Directors held in 2000 while he was a Director and (2) the total number of meetings held by all committees of the Board of Directors on which he served in 2000.

Compensation of Directors

   Directors who do not receive compensation as officers or employees of the Company or any of its affiliates are paid an annual retainer fee of $20,000 for their service on the Board of Directors of the Company, and a fee of $2,000 for each meeting of the Board of Directors or any committee thereof that they attend, plus reasonable out-of-pocket expenses. Directors who receive compensation as officers or employees of the Company or any of its affiliates do not receive annual or meeting fees.

Committees of the Board of Directors

   The Board of Directors of the Company has three standing committees. The principal responsibilities of each of the standing committees and the members of such committees are set forth below.

   1. Audit Committee. The Audit Committee has the responsibility of overseeing the Company's financial reporting process on behalf of the Board of Directors of the Company. The functions performed by the Audit Committee are described in the "Report of the Audit Committee" below. The Audit Committee is governed by a written charter approved by the Board of Directors of the Company, a copy of which is included with this Proxy Statement as Appendix A. During 2000, the Audit Committee held three meetings and consisted of Messrs. Silver, Abramson and Janson. The Audit Committee currently consists of Messrs. Silver, Abramson and Hoch. In order to satisfy the requirement under the written charter of the Audit Committee and applicable securities rules and regulations that each member of the Audit Committee be independent as provided therein, the Board of Directors of the Company has determined to replace Mr. Silver on the Audit Committee with Mr. Begel immediately following the Meeting. Accordingly, immediately following the Meeting each member of the Audit Committee will be independent as required by the written charter of the Audit Committee and applicable securities rules and regulations.

   2. Compensation Committee. The Compensation Committee has the responsibility of (i) reviewing matters relating to the compensation of all executive officers of the Company (other than those who are compensated by S&H Inc. (see "Certain Relationships and Related Transactions" and "Executive Compensation")) and any executive officers of the subsidiaries of the Company who are within the five most highly compensated executive officers of the Company and its subsidiaries, and (ii) making recommendations to the Board of Directors with respect to the compensation of such executive officers. The Compensation Committee currently consists of Messrs. Horrigan, Abramson and Crowe. The Compensation Committee held one meeting and acted by written consent twice during 2000.

   3. Stock Option Committee. The Stock Option Committee administers the Silgan Holdings Inc. 1989 Fourth Amended and Restated Stock Option Plan (the "Stock Option Plan") and determines the officers and key employees of the Company to whom stock options should be granted in accordance with the Stock Option Plan. The Stock Option Committee currently consists of Messrs. Silver, Horrigan and Abramson. The Stock Option Committee did not formally meet during 2000 but acted by written consent seven times during such period.

   The Board of Directors of the Company does not have a nominating committee.

                         REPORT OF THE AUDIT COMMITTEE

   The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors of the Company. Management of the Company has the primary responsibility for the financial statements and the reporting process of the Company including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements included in the Company's Annual Report on Form 10-K with management, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

   The Audit Committee reviewed with Ernst & Young LLP, the Company's independent auditors responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States. In addition, the Audit Committee discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of nonaudit services with the auditors' independence.

   The Audit Committee discussed with the Company's management and independent auditors the overall scope and plans for the Company's annual audits. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations along with management's responses to significant matters. Also, the Audit Committee discussed with management and the independent auditors of the Company the integrity, adequacy and effectiveness of the Company's financial reporting processes and accounting and financial controls. The Audit Committee held three meetings during 2000.

   In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company (and the Board of Directors of the Company has approved) that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Audit Committee has also recommended and the Board of Directors of the Company has approved, subject to shareholder approval, the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2001.

                                          By the Audit Committee of the Board
                                           of Directors:

                                          R. Philip Silver
                                          Leigh J. Abramson
                                          James S. Hoch

                              EXECUTIVE OFFICERS

   The Board of Directors of the Company appoints the Company's executive officers, and the executive officers of the Company's subsidiaries are appointed by the respective Boards of Directors of such subsidiaries. Certain information concerning the executive officers of the Company and its subsidiaries is set forth below, including each individual's age (as of December 31, 2000), except that information concerning Messrs. Silver and Horrigan is set forth above under "Election of Directors." There are no family relationships among any of the directors or executive officers of the Company.

Executive Officers of the Company

   Harley Rankin, Jr., age 61, has been Executive Vice President and Chief Financial Officer of the Company since January 1989 and Treasurer of the Company since January 1992. Mr. Rankin has been Vice President of Containers and Plastics since January 1991 and May 1991, respectively, and was Treasurer of Plastics from January 1994 to December 1994. Prior to joining the Company, Mr. Rankin was Senior Vice President and Chief Financial Officer of Armtek Corporation. Mr. Rankin was Vice President and Chief Financial Officer of Continental Can Company from November 1984 to August 1986.

   Frank W. Hogan, III, age 40, has been Vice President, General Counsel and Secretary of the Company since June 1997. Mr. Hogan has also been Vice President, General Counsel and Secretary of Containers and Plastics since June 1997. From September 1995 until June 1997, Mr. Hogan was a partner at the law firm of Winthrop, Stimson, Putnam & Roberts. From April 1988 to September 1995, Mr. Hogan was an associate at such firm.

   Glenn A. Paulson, age 57, has been Vice President-Corporate Development of the Company since January 1996. Mr. Paulson has also been Vice President of Containers since January 1999. From August 1995 to December 1995, Mr. Paulson was employed by Containers to manage the transition of the Food Metal & Specialty business of American National Can Company ("ANC"). From January 1989 to July 1995, Mr. Paulson was employed by ANC, last serving as Senior Vice President and General Manager, Food Metal and Specialty, North America. Prior to his employment with ANC, Mr. Paulson was President of the beverage packaging operations of Continental Can Company.

   Nancy Merola, age 38, has been Vice President and Controller of the Company since October 2000. From February 2000 to October 2000, Ms. Merola was Manager, Reporting and Specialized Accounting, for Texaco Inc. Previously, Ms. Merola was Director, Corporate Accounting and Headquarters Planning, at RJR Nabisco Holdings, Inc. since January 1997. From September 1995 to January 1997, Ms. Merola was Financial Manager--Operations Finance at Kraft Foods Inc., a subsidiary of Philip Morris Companies Inc. From 1989 to 1995,
Ms. Merola held various positions with Philip Morris Companies Inc., last serving as Manager, Financial Planning and Analysis.

Executive Officers of Containers

   James D. Beam, age 57, has been President of Containers since July 1990. From September 1987 to July 1990, Mr. Beam was Vice President--Marketing & Sales of Containers. Mr. Beam was Vice President and General Manager of Continental Can Company, Western Food Can Division, from March 1986 to September 1987.

   Gary M. Hughes, age 58, has been Executive Vice President of Containers since January 1998. Previously, Mr. Hughes was Vice President--Sales & Marketing of Containers since July 1990. From February 1988 to July 1990, Mr. Hughes was Vice President, Sales and Marketing of the Beverage Division of Continental Can Company. Prior to February 1988, Mr. Hughes was employed by Continental Can Company in various sales positions.

   Gerald T. Wojdon , age 64, has been Executive Vice President of Containers since January 1998. Previously, Mr. Wojdon was Vice President--Operations of Containers since September 1987. From August 1982 to August 1987, Mr. Wojdon was General Manager of Manufacturing of the Can Division of the Carnation Company.

   L. Geoffrey Greulich, age 39, has been Senior Vice President of Containers since July 2000. From October 1998 to June 2000 he was Vice President of Corporate Development for American Business Products Corp. Prior to that, Mr. Greulich was employed by Tenneco Packaging, a unit of Tenneco Inc., last serving as Regional Operations Director.

   Michael A. Beninato, age 52, has been Vice President--Supply Chain Management of Containers since January 2001. Prior to that, Mr. Beninato was Director of Production Planning and Warehousing of Containers from August 1995 to January 2001. Prior to joining Containers in August 1995, Mr. Beninato was employed by ANC for over 28 years in various production control positions.

   Joseph A. Heaney, age 47, has been Vice President--Finance of Containers since October 1995. From September 1990 to October 1995, Mr. Heaney was Controller, Food Metal and Specialty Division of ANC. From August 1977 to August 1990, Mr. Heaney was employed by ANC and American Can Company in various divisional, regional and plant finance/accounting positions.

   H. Schuyler Todd, age 60, has been Vice President, Human Resources of Containers since April 1999. From September 1987 to April 1999, Mr. Todd was Director of Human Resources for Containers. Prior to that, Mr. Todd was employed for approximately eleven years by the Can Division of the Carnation Company as Industrial Relations Manager.

   John Wilbert, age 41, has been Vice President--Operations of Containers since January 1998. From October 1992 to January 1998, Mr. Wilbert was Area Manager of Operations of Containers. Prior to October 1992, Mr. Wilbert was employed by Containers in various positions.

Executive Officers of Plastics

   Russell F. Gervais, age 57, has been President of Plastics since December 1992. From September 1989 to December 1992, Mr. Gervais was Vice President-- Sales & Marketing of Plastics. From March 1984 to September 1989, Mr. Gervais was President and Chief Executive Officer of Aim Packaging, Inc.

   Alan H. Koblin, age 48, has been Senior Vice President of Plastics since January 2000. Previously, Mr. Koblin was Vice President--Sales & Marketing of Plastics since December 1994. From 1992 to 1994, Mr. Koblin was Director of Sales & Marketing of Plastics. From 1990 to 1992, Mr. Koblin was Vice President of Churchill Industries.

   Charles Minarik, age 63, has been Senior Vice President--Commercial Development of Plastics since January 2000. Previously, he was Vice President--Operations and Commercial Development of Plastics since May 1993. From February 1991 to August 1992, Mr. Minarik was President of Wheaton Industries Plastics Group. Mr. Minarik was Vice President--Marketing of Constar International, Inc. from March 1983 to February 1991.

   Colleen J. Jones, age 40, has been Senior Vice President--Finance and Administration of Plastics since October 2000. Prior to that, Ms. Jones was Vice President--Finance of Plastics since December 1994. From November 1993 to December 1994, Ms. Jones was Corporate Controller of Plastics and from July 1989 to November 1993, she was Manager--Finance of Plastics. From July 1982 to July 1989, Ms. Jones was an Audit Manager for Ernst & Young LLP.

   Emidio DiMeo, age 41, has been Senior Vice President of Plastics and of Silgan Plastics Canada Inc. since October 2000. Prior to that, Mr. DiMeo was Vice President of Silgan Plastics Canada Inc. since May 1999. From April 1997 to May 1999, Mr. DiMeo was General Manager of Silgan Plastics Canada Inc. From March 1995 to April 1997, Mr. DiMeo was President and General Manager of Rexam Containers Limited of Canada.

   Thomas Richmond, age 42, has been Senior Vice President of Plastics since October 2000. Previously, Mr. Richmond was President of RXI from October 1995 to October 2000. From January 1993 to October 1995,

Mr. Richmond was Executive Vice President of Plastic Engineered Components. From February 1991 to January 1993, he was Vice President and General Manager of Berry Plastics Corporation. From October 1988 to February 1991, Mr. Richmond was Vice President and General Manager of Carnaud Metalbox in the United States. Prior to that, he was employed by American Can Company since September 1979, last serving as an Area Manager.

   Donald E. Bliss, age 49, has been Vice President--Sales of Plastics since January 2000. From November 1993 through December 1999, Mr. Bliss was National Sales Director at Plastics. Prior to that, Mr. Bliss was employed by Graham Packaging Company, last serving as Regional Sales Director.

   Howard H. Cole, age 55, has been Vice President--Human Resources and Administration of Plastics since September 1987. From April 1986 to September 1987, Mr. Cole was Manager of Personnel of the Monsanto Engineered Products Division of Monsanto Company.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Agreements

   Each of the Company, Containers and Plastics has entered into a management services agreement dated as of February 14, 1997 (collectively, as amended, the "Management Agreements") with S&H Inc., a corporation wholly owned by Messrs. Silver and Horrigan ("S&H"). Pursuant to the Management Agreements, S&H provides the Company, Containers and Plastics and their respective subsidiaries with general management and administrative services (the "Services"). The term of the Management Agreements currently continues until June 30, 2002. Thereafter, the term of the Management Agreements is automatically renewed for successive one-year periods unless either party gives written notice at least 180 days prior to the end of the then current term of its election not to renew such term. Pursuant to the Management Agreements, the Compensation Committee of the Board of Directors of the Company (other than any member who is receiving or is entitled to receive, or is affiliated with an entity that is receiving or entitled to receive, any payment from the Company or S&H under or in connection with the Management Agreements) determines on behalf of the Company and its subsidiaries whether to give such written notice not to renew such term. In November 2000, the Compensation Committee of the Board of Directors of the Company (other than Mr. Horrigan) determined by written resolution to continue the term of the Management Agreements after June 30, 2001 for a one-year renewal term until June 30, 2002.

   The Management Agreements provide for payments to S&H in an amount equal to 90.909% of each of (i) on a monthly basis, $5,000 plus an amount equal to 2.475% of consolidated earnings before depreciation, interest and taxes of the Company ("Company EBDIT") for such calendar month until Company EBDIT for the calendar year shall have reached an amount set forth in the Management Agreements for such calendar year (the "Scheduled Amount") and (ii) on a quarterly basis, an amount equal to 2.475% of Company EBDIT for such calendar quarter until Company EBDIT for the calendar year shall have reached the Scheduled Amount. The Scheduled Amount was $108.653 million for the calendar year 2000 and is $111.913 million for the calendar year 2001. For each calendar year thereafter, the Scheduled Amount increases by 3% from the previous year.

   Additionally, the Management Agreements provide that the Company, Containers, Plastics and their respective subsidiaries reimburse S&H on a monthly basis for all out-of-pocket expenses paid by S&H in providing the Services, including fees and expenses to consultants, subcontractors and other third parties in connection with such Services. All fees and expenses paid to S&H under each of the Management Agreements are credited against amounts owed to S&H under the other Management Agreements. Under the terms of the Management Agreements, the Company, Containers and Plastics have agreed, subject to certain exceptions, to indemnify S&H and its affiliates, officers, directors, employees, subcontractors, consultants or controlling persons against any losses, damages, costs and expenses they may sustain arising in connection with the Management Agreements.

   The Management Agreements may be terminated (i) at the option of each of the respective companies upon the failure or refusal of S&H to perform its obligations under the Management Agreements, if such failure or refusal continues unremedied for more than 60 days after written notice of its existence shall have been given; (ii) at the option of S&H upon the failure or refusal of any of the respective companies to perform its obligations under the Management Agreements, if such failure or refusal continues unremedied for more than 60 days after written notice of its existence shall have been given;
(iii) at the option of S&H or the respective companies (a) if S&H or one of the companies is declared insolvent or bankrupt or a voluntary bankruptcy petition is filed by any of them, (b) upon the occurrence of any of the following events with respect to S&H or one of the companies if not cured, dismissed or stayed within 45 days: the filing of an involuntary petition in bankruptcy, the appointment of a trustee or receiver or the institution of a proceeding seeking a reorganization, arrangement, liquidation or dissolution,
(c) if S&H or one of the companies voluntarily seeks a reorganization or arrangement or makes an assignment for the benefit of creditors or (d) upon the death or permanent disability of both of Messrs. Silver and Horrigan; (iv) upon at least 180 days prior written notice at the option of each of the respective companies for any reason; (v) upon at least 180 days prior written notice at the option of S&H for any reason other than Cause or a Change of Control (each as defined in the Management Agreements); (vi) at the option of S&H after a Change of Control; (vii) at the option of the respective companies in the event of criminal conduct or gross negligence by S&H in the performance of the Services; or (viii) at the option of S&H or the respective companies upon the termination of any of the Management Agreements for Cause. The Management Agreements prohibit S&H from competing with the Company during the term thereof and, only if S&H terminates the Management Agreements pursuant to clause (v) above, for a period of one year after such termination. The Management Agreements provide that, in the event that they are terminated pursuant to clause (iv) above, each of the respective companies will be required to pay to S&H the present value of the amount of the payments that would have been payable to S&H thereunder through the end of the then current term thereof.

   The Company believes that it is difficult to determine whether the Management Agreements are on terms no less favorable than those available from unaffiliated parties because of the personal nature of the services provided thereunder and the expertise and skills of the individuals providing such services. The Company believes that arrangements under the Management Agreements are fair to both parties.

   For the year ended December 31, 2000, S&H earned aggregate fees under the Management Agreements of $4.9 million from the Company and its subsidiaries.

Stockholders Agreements

   Messrs. Silver and Horrigan, MSLEF II, Bankers Trust New York Corporation ("BTNY") and the Company are parties to the Stockholders Agreement dated as of December 21, 1993 (the "Stockholders Agreement"), which provides for certain rights and obligations among them and the Company. In addition, Messrs. Silver and Horrigan and MSLEF II are parties to the Principals Stockholders Agreement, which provides for certain rights and obligations among such stockholders. The following is a summary of the material provisions of the Stockholders Agreement and the Principals Stockholders Agreement.

   The Stockholders Agreement provides that for a period of eight years after the Company's initial public offering of its Common Stock in February 1997 (the "IPO"), MSLEF II has the right to demand two separate registrations of its shares of Common Stock; provided, however, that such demand right terminates at such time as MSLEF II, together with its affiliates, owns less than five percent of the issued and outstanding shares of Common Stock. If, at any time or from time to time for a period of eight years after the IPO, the Company determines to register additional shares of Common Stock (other than in connection with certain non-underwritten offerings), the Company must offer each of MSLEF II, BTNY and Messrs. Silver and Horrigan the opportunity to register shares of Common Stock it holds in a "piggyback registration."

   Concurrent with the IPO, MSLEF II and Messrs. Silver and Horrigan entered into the Principals Stockholders Agreement. The Principals Stockholders Agreement provides that (i) for so long as MSLEF II and its affiliates (excluding the non-affiliated limited partners of MSLEF II who acquire shares of Common Stock from MSLEF II in a distribution of all or substantially all of the shares of Common Stock then owned by MSLEF II to the partners of MSLEF II (a "MSLEF Distribution") hold at least one-half of the number of shares of Common Stock held by MSLEF II immediately prior to the IPO, each of Messrs. Silver and Horrigan will use his best efforts (including to vote any shares of Common Stock owned or controlled by him) to cause the nomination and election of two members of the Board of Directors of the Company to be chosen by MSLEF II; provided, however, that each such nominee shall be either (a) an employee of Morgan Stanley whose primary responsibility is managing investments for MSLEF II (or a successor or related partnership) or (b) a person reasonably acceptable to the Group (the "Group" is defined generally to mean, collectively, Messrs. Silver and Horrigan and their respective affiliates and certain related family transferees and estates; with Mr. Silver and his affiliates and certain related family transferees and estates being deemed to be collectively one member of the Group, and Mr. Horrigan and his affiliates and certain related family transferees and estates being deemed to be collectively another member of the Group) not engaged in (as a director, officer, employee, agent or consultant or as a holder of more than five percent of the equity securities) a business competitive with that of the Company, and (ii) from and after the time that MSLEF II and its affiliates (excluding the non-affiliated limited partners of MSLEF II who acquire shares of Common Stock from MSLEF II in a MSLEF Distribution) hold less than one-half of the number of shares of Common Stock held by MSLEF II immediately prior to the IPO and until such time that MSLEF II and its affiliates (excluding the non-affiliated limited partners of MSLEF II who acquire shares of Common Stock from MSLEF II in a MSLEF Distribution) hold less than five percent (5%) of the outstanding Common Stock, each of Messrs. Silver and Horrigan will use his best efforts (including to vote any shares of Common Stock owned or controlled by him) to cause the nomination and election of one member of the Board of Directors of the Company to be chosen by MSLEF II; provided, however, that such nominee shall be (i) either an employee of Morgan Stanley whose primary responsibility is managing investments for MSLEF II (or a successor or related partnership) or (ii) a person reasonably acceptable to the Group not engaged in (as a director, officer, employee, agent or consultant or as a holder of more than five percent of the equity securities) a business competitive with that of the Company.

   In addition, the Principals Stockholders Agreement provides that (i) for so long as the Group holds at least one-half of the number of shares of Common Stock held by it in the aggregate at the time of the IPO, MSLEF II will use its best efforts (including to vote any shares of Common Stock owned or controlled by it) to cause the nomination and election of two individuals nominated by the holders of a majority of the shares of Common Stock held by the Group as members of the Board of Directors of the Company; provided, however, that at least one of such nominees shall be Mr. Silver or Mr. Horrigan and the other person, if not Mr. Silver or Mr. Horrigan, shall be a person reasonably acceptable to MSLEF II, so long as MSLEF II and its affiliates (excluding the non-affiliated limited partners of MSLEF II who may acquire shares of Common Stock from MSLEF II in a MSLEF Distribution) hold at least one-half of the number of shares of Common Stock held by MSLEF II immediately prior to the IPO, (ii) from and after the time that the Group holds less than one-half of the number of shares of Common Stock held by it in the aggregate at the time of the IPO and until such time that the Group holds less than five percent (5%) of the outstanding Common Stock, MSLEF II will use its best efforts (including to vote any shares of Common Stock owned or controlled by it) to cause the nomination and election of one individual nominated by the holders of a majority of the shares of Common Stock held by the Group as a member of the Board of Directors of the Company; provided, however, that such nominee shall be Mr. Silver or Mr. Horrigan or, if not Mr. Silver or Mr. Horrigan, a person reasonably acceptable to MSLEF II, so long as MSLEF II and its affiliates (excluding the non-affiliated limited partners of MSLEF II who acquire shares of Common Stock from MSLEF II in a MSLEF Distribution) hold at least one-half of the number of shares of Common Stock held by MSLEF II immediately prior to the IPO, and (iii) so long as the Group holds at least one-half of the number of shares of Common Stock held by it in the aggregate at the time of the IPO, the Group will have the right to nominate for election all directors of the Company other than the directors referred to above in this paragraph and in the preceding paragraph, and upon such nomination by the Group such nominees will stand for election to the Company's Board of Directors in accordance with the Company's Restated Certificate of Incorporation, and MSLEF II will vote all shares of Common Stock owned or controlled by it and its affiliates against any director standing for election for the Company's Board of Directors that has not been nominated by the Group, other than the directors referred to above in this paragraph and in the preceding paragraph.

   The Principals Stockholders Agreement also provides that MSLEF II will vote all shares of Common Stock held by it against any unsolicited merger or sale of the Company's business or assets, if such transaction is opposed by the holders of a majority of the shares of Common Stock held by the Group, unless as of the applicable record date for such vote the Group holds less than ninety percent of the number of shares of Common Stock held by it in the aggregate at the time of the IPO.

   The foregoing provisions of the Principals Stockholders Agreement could have the effect of delaying, deferring or preventing a change of control of the Company and preventing the stockholders from receiving a premium for their shares of Common Stock in any proposed acquisition of the Company.

Other

   For 2000, the Company retained Morgan Stanley to provide it and its subsidiaries with financial advisory services, which in prior years were provided by Morgan Stanley through S&H under the Management Agreements. For such services, the Company paid Morgan Stanley approximately $0.5 million in 2000. For 2001, the Company has retained Morgan Stanley to continue to provide such financial advisory services and has agreed to pay Morgan Stanley approximately $0.5 million.

   Morgan Stanley Senior Funding, Inc. ("MSSF"), an affiliate of Morgan Stanley, is a lender under the Company's U.S. bank credit agreement. In connection therewith, MSSF receives a portion of the commitment fees paid by the Company thereunder based on the amount of its lending commitment thereunder. MSSF will continue to receive certain fees under such credit agreement in the future.

   In 2000, Landstar provided transportation services to the Company's subsidiaries. The Company expects that Landstar will continue to provide transportation services to the Company's subsidiaries in 2001. The Company believes that these transportation services were provided on terms no less favorable to the Company than provided generally to Landstar's customers. The Company paid Landstar approximately $0.9 million in 2000 for such transportation services. Mr. Jeffrey C. Crowe, a director of the Company, is the Chairman of the Board, President and Chief Executive Officer of Landstar.

   In the event that the Company enters into any future transactions with any of its affiliates, the Company expects to enter into any such transactions on terms no less favorable to the Company than those available from unaffiliated parties.

                            EXECUTIVE COMPENSATION

   The following table sets forth information concerning the annual and long-term compensation for services rendered in all capacities to the Company during the fiscal years ended December 31, 2000, 1999, and 1998 of those persons who at December 31, 2000 were (i) the Chief Executive Officer of the Company and (ii) the other four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"):

                          Summary Compensation Table

                                                    Long-Term
                               Annual Compensation Compensation
                               ------------------- ------------
                                                      Awards
                                                   ------------
                                                    Securities
                                                    Underlying
Name and Principal                                    Stock        All Other
Position                  Year Salary(a)  Bonus(b)   Options    Compensation(c)
------------------        ---- ---------- -------- ------------ ---------------
R. Philip Silver........  2000 $2,170,000   --         --             --
 (Chairman of the Board   1999  2,080,000   --         --             --
 and Co-Chief Executive   1998  2,010,000   --         --             --
 Officer of the Company
 and Chairman of the
 Board of Plastics)

D. Greg Horrigan........  2000 $2,170,000   --         --             --
 (President and Co-Chief  1999  2,080,000   --         --             --
 Executive Officer        1998  2,010,000   --         --             --
 of the Company and
 Chairman of the
 Board of Containers)

Harley Rankin, Jr.......  2000 $  494,394   --       120,000          --
 (Executive Vice          1999    474,168   --         --             --
 President, Chief         1998    457,596   --         --             --
 Financial Officer and
 Treasurer of the
 Company)

James D. Beam...........  2000 $  422,340 $141,273   120,000       $ 99,809
 (President of            1999    410,040  108,558     --           101,811
 Containers)              1998    398,100  135,493     --            89,558

Russell F. Gervais......  2000 $  289,300 $ 82,500    84,000       $ 28,031
 (President of Plastics)  1999    280,050   29,600     --            59,577
                          1998    269,999   54,000     --            84,835

--------
(a) The salaries of Messrs. Silver, Horrigan and Rankin reflect amounts as earned and were paid by S&H. Each such person received no direct compensation from the Company or its subsidiaries, except that Mr. Rankin received stock options from the Company in 2000 under the Stock Option Plan. See "Certain Relationships and Related Transactions--Management Agreements."

(b) Bonuses of Messrs. Beam and Gervais were earned by them in the year reported in the table and paid in the following year pursuant to applicable performance incentive plans of the Company's subsidiaries. Under such plans, executive officers and other key employees may be awarded cash bonuses provided that certain assigned financial targets and, in some cases, organizational goals are achieved.

(c) In the case of Mr. Beam, this includes (i) amounts contributed under the Silgan Containers Corporation Supplemental Executive Retirement Plan (the "Containers Supplemental Plan") and used to pay premiums for split-dollar life insurance for him maintained in conjunction with the Containers Supplemental Plan and (ii) amounts contributed by Containers under the Silgan Containers Corporation Deferred Incentive Savings Plan (the "Containers Savings Plan"). For 2000, Containers contributed $86,022 under the Containers Supplemental Plan and $13,787 under the Containers Savings Plan for the benefit of Mr. Beam. In the case of Mr. Gervais, this consists of amounts contributed by Plastics for him under the Silgan Plastics Corporation Supplemental Saving and Pension Plan (the "Plastics Supplemental Plan").

   The following table sets forth information concerning stock options granted during 2000 to each of the Named Executive Officers:

                       Option Grants In Last Fiscal Year

                                            Individual Grants
                         -------------------------------------------------------
                                      Percent of
                          Number of     Total
                         Securities    Options
                         Underlying   Granted to   Exercise or                   Grant Date
                           Options   Employees in  Base Price   Expiration Date   Present
Name                     Granted (a) Fiscal Year  ($/Share) (a)       (a)        Value (b)
----                     ----------- ------------ ------------- ---------------- ----------
R. Philip Silver........     --           --           --              --            --
D. Greg Horrigan........     --           --           --              --            --
Harley Rankin, Jr.......   120,000       14.6%       $14.09     February 3, 2010 $1,151,791
James D. Beam...........   120,000       14.6%       $14.09     February 3, 2010  1,151,791
Russell F. Gervais......    84,000       10.2%       $14.09     February 3, 2010    806,254

--------
(a) These stock options were granted on February 4, 2000 with an exercise price equal to the average of the high and low sales prices on such date as reported on the Nasdaq National Market System. These stock options become exercisable ratably over a five year period beginning one year from the date of grant and have a term of ten years.

(b) The Grant Date Present Values were derived using the Black-Scholes Option Pricing Model in accordance with the rules and regulations of the Securities and Exchange Commission and are not intended to forecast the price of the Company's Common Stock. The present value of these stock options was $9.60 per stock option. The Black-Scholes model was used with the following assumptions: stock price volatility of 60.6%; dividend yield of 0%; risk-free interest rate of 6.6%; and a 8 year stock option life.

   The following table sets forth information concerning the exercise in 2000 of stock options by, and the value at December 31, 2000 of unexercised stock options of, each of the Named Executive Officers:

   Aggregate Option Exercises In 2000 And Option Values At December 31, 2000

                                                  Number of Securities
                                                 Underlying Unexercised     Value of Unexercised
                                                       Options at          in-the-Money Options at
                           Shares                   December 31, 2000         December 31, 2000(a)
                         Acquired on   Value    ------------------------- -------------------------
Name                      Exercise    Realized  Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- ---------- ----------- ------------- ----------- -------------
R. Philip Silver........     --          --         --           --           --           --
D. Greg Horrigan........     --          --         --           --           --           --
Harley Rankin, Jr.......     --          --        62,786      120,000     $342,595        -0-
James D. Beam...........   236,304   $2,186,355     --         120,000        --           -0-
Russell F. Gervais......     6,000       75,377   118,462       84,000      999,554        -0-

--------
(a) The value of an unexercised option is based upon the difference between $9.00, the closing sales price for a share of the Common Stock on the last business day of 2000 (December 29, 2000) as quoted by the Nasdaq National Market System, and the exercise price per share of Common Stock for such option.

Pension Plans

   The Company has established pension plans (the "Pension Plans") covering substantially all of the salaried employees of Containers and Plastics, respectively, including executive officers of such companies (the "Containers Pension Plan" and the "Plastics Pension Plan," respectively). The Pension Plans are defined benefit plans intended to be qualified pension plans under
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), under which pension costs are determined annually on an actuarial basis with contributions made accordingly.

   The following table illustrates the estimated annual normal retirement benefits that are payable under the Containers Pension Plan (also taking into account benefits payable under the Supplemental Plan as described below). Such benefit levels assume retirement at age 65, the years of service shown, continued existence of the Containers Pension Plan without substantial change and payment in the form of a single life annuity.

                         Containers Pension Plan Table

                                     Years of Service
   Final Average   ----------------------------------------------------
     Earnings        10       15       20       25       30       35
   -------------   ------- -------- -------- -------- -------- --------
     $100,000      $13,260 $ 21,270 $ 29,270 $ 37,280 $ 45,290 $ 53,290
      150,000       20,640   33,020   45,400   57,780   70,160   82,540
      200,000       28,010   44,770   61,520   78,280   95,040  111,790
      250,000       35,390   56,520   77,650   98,780  119,910  141,040
      300,000       42,760   68,270   93,770  119,280  144,790  170,290
      350,000       50,140   80,020  109,900  139,780  169,660  199,540
      400,000       57,510   91,770  126,020  160,280  194,540  228,790
      450,000       64,890  103,520  142,150  180,780  219,410  258,040

   Benefits under the Containers Pension Plan are based on the participant's average base pay (the "Salary" column in the Summary Compensation Table) over the final three years of employment. The amount of average base pay taken into account for any year is limited by Section 401(a)(17) of the Code, which imposes a cap of $150,000 (to be indexed for inflation) on compensation taken into account for 1994 and later years (the limit for 1993 was $235,840). Benefits under the Containers Pension Plan are not subject to any deduction for Social Security or other offset amounts.

   As of December 31, 2000, Mr. Beam, the only Named Executive Officer who is an eligible participant under the Containers Pension Plan, had thirteen years of credited service under the Containers Pension Plan. Mr. Beam also participates in the Containers Supplemental Plan, which is designed to make up for benefits not payable under the Containers Pension Plan due to Code limitations. His benefits under the Containers Supplemental Plan are funded through a split-dollar life insurance policy. Income attributable to this life insurance policy is included in the "All Other Compensation" column of the Summary Compensation Table.

   The following table illustrates the estimated annual normal retirement benefits that are payable under the Plastics Pension Plan (also taking into account benefits payable under Plastics' supplemental retirement plan as described below). Such benefit levels assume retirement age at 65, the years of service shown, continued existence of the Plastics Pension Plan without substantial change and payment in the form of a single life annuity.

                          Plastics Pension Plan Table

                                       Years of Service
   Final Average    -------------------------------------------------------------
     Earnings         10        15        20         25         30         35
   -------------    -------   -------   -------   --------   --------   --------
     $100,000       $11,000   $16,500   $22,000   $ 27,500   $ 33,000   $ 38,500
      150,000        16,500    24,750    33,000     41,250     49,500     57,750
      200,000        22,000    33,000    44,000     55,000     66,000     77,000
      250,000        27,500    41,250    55,000     68,750     82,500     96,250
      300,000        33,000    49,500    66,000     82,500     99,000    115,500
      350,000        38,500    57,750    77,000     96,250    115,500    134,750
      400,000        44,000    66,000    88,000    110,000    132,000    154,000
      450,000        49,500    74,250    99,000    123,750    148,500    173,250

   Benefits under the Plastics Pension Plan are based on the participant's average total cash compensation (the "Salary" and "Bonus" columns in the Summary Compensation Table) over the final 36 months of employment or over the highest three of the final five calendar years of employment, whichever produces the greater average compensation. In computing this average, compensation for any year cannot exceed 125% of base pay. Compensation used in determining benefits is also limited by Section 401(a)(17) of the Code, which imposes the limits indicated above.

   Benefits under the Plastics Pension Plan are determined based on two methods. Under the first method, the Plastics Pension Plan provides for benefits based on a formula without any offset for social security. Most of Plastics' officers are eligible participants under the Plastics Pension Plan based on this first method and the above table is based on this first method. Under the second method, benefits under the Plastics Pension Plan are based on one of three formulas, one of which provides for an offset for social security. Additionally, officers of Plastics are eligible to participate in Plastics' supplemental retirement plan, which is designed to make up for benefits not payable under the Plastics Pension Plan due to Code limitations.

   As of December 31, 2000, Mr. Gervais, the only Named Executive Officer who is an eligible participant under the Plastics Pension Plan, had eleven years of credited service under the Plastics Pension Plan. Mr. Gervais also participates in the Plastics Supplemental Plan, which is designed to make up for benefits not payable under the Plastics Pension Plan due to Code limitations and for benefits not payable under the Silgan Plastics Corporation Compensation Incentive (401(k)) Plan due to restrictions under the Code. Amounts contributed by Plastics for Mr. Gervais under the Plastics Supplemental Plan are included in the "All Other Compensation" column of the Summary Compensation Table.

Employment Agreements

   James D. Beam, President of Containers, has entered into an employment agreement with Containers. The initial term of such employment agreement was three years from its effective date, and the term has been, and will continue to be, automatically extended for successive one year periods unless terminated pursuant to the terms of such agreement. Mr. Beam's employment agreement provides for, among other things, a minimum severance benefit equal to his then current base salary and benefits for a period of up to one year following termination if (i) Mr. Beam is terminated by Containers for any reason other than death, disability or for cause as specified in such agreement or (ii) Mr. Beam voluntarily terminates his employment due to a demotion, all as specified in the agreement.

   Russell F. Gervais, President of Plastics, has entered into an employment agreement with Plastics. The initial term of such employment agreement was five years, commencing September 1, 1989, and the term has been, and will continue to be, automatically extended for successive one year periods unless terminated pursuant to the terms of such agreement. Mr. Gervais' employment agreement provides for, among other things, a severance benefit equal to his then current base salary and benefits for a period of one year following termination if (i) Mr. Gervais is terminated by Plastics for any reason other than death, disability or for cause as specified in such agreement or (ii) Mr. Gervais voluntarily terminates his employment due to a demotion, all as specified in his agreement.

                       REPORT ON EXECUTIVE COMPENSATION

General

   The goals of the Company's executive compensation program are as follows:
(i) to attract and retain executives and to provide fair compensation to them taking into account the responsibilities undertaken by them; (ii) to motivate the Company's executives to achieve the Company's business strategy; and (iii) to align the interests of the Company's executives and stockholders through the granting of options under the Stock Option Plan. The principal components of the Company's executive officer compensation program are base salary, annual cash bonuses and stock options. The Stock Option Plan is administered by the Stock Option Committee, as described under the heading "Stock Option Plan" below. Certain of the Company's executive officers also receive additional forms of compensation as described in the Summary Compensation Table and footnote (c) thereto and under the heading "Executive Compensation-- Pension Plans."

   For 2000, the Compensation Committee made recommendations to the Board of Directors of the Company for its approval with respect to the compensation of executive officers of the Company, other than those executive officers compensated by S&H, and of executive officers of the Company's subsidiaries who are Named Executive Officers, and the Board of Directors of the Company approved such recommendations. The compensation of executive officers of the Company's subsidiaries who are not Named Executive Officers is determined by the Board of Directors of Containers or Plastics, as the case may be.

Compensation of Co-Chief Executive Officers and Certain Other Executive
Officers

   Messrs. Silver, Horrigan and Rankin receive no direct compensation from the Company or its subsidiaries, except that Mr. Rankin has received stock options from the Company under the Stock Option Plan. Such persons are compensated by S&H, which is paid by the Company for management services provided by it to the Company pursuant to the Management Agreements. The amounts paid by the Company to S&H under the Management Agreements are based upon certain fixed financial formulas related to the Company's operating results. The term of the Management Agreements currently continues through June 30, 2002, and the Management Agreements will be automatically renewed for successive one-year terms unless either party gives written notice at least 180 days prior to the end of the then current term of its election not to renew. The Compensation Committee of the Board of Directors of the Company (other than any member who is receiving or is entitled to receive, or is affiliated with an entity that is receiving or entitled to receive, any payment from the Company or S&H under or in connection with the Management Agreement), determines on behalf of the Company and its subsidiaries whether to give such written notice not to renew such term. See "Certain Relationships and Related Transactions--Management Agreements."

Base Salary

   Base salaries for the Company's executive officers (other than for those compensated by S&H) are determined, in part, through general geographic market conditions and comparisons with companies in the packaging industry and other companies with which the Company competes for personnel. Additionally, other factors are considered such as individual experience and performance and the overall performance of the Company. Each executive's base salary is reviewed on an annual basis and may be adjusted, consistent with the terms of any applicable employment agreement, based on (i) the individual's contribution to the Company over the preceding year; (ii) a change in the individual's responsibilities over the preceding year; (iii) any change in median competitive pay levels; or (iv) a general increase in the cost of living.

Annual Cash Bonuses

   If the Company or any of the Company's three business units, as the case may be, achieves certain assigned financial targets for earnings before depreciation, interest, taxes and amortization ("EBDITA"), annual cash bonuses are paid to the executive officers of the Company or such business unit, as the case may be. The EBDITA target levels of each of the Company and its business units for a given year are established at the beginning of such year as part of the operating budgets of the Company and its subsidiaries, which operating budgets are approved by the boards of directors of the Company and its subsidiaries. The amount of the bonus of each such executive officer is determined by a formula which calculates such bonus based on the percentage that the actual applicable EBDITA amount represents of the applicable EBDITA target level. In addition, in the case of officers of the Company's subsidiaries, a portion of their annual cash bonuses for 2000 was payable to them if the business unit of the Company for which they work met certain organizational goals as established by the board of directors of such company at the beginning of the year. For 2001, a portion of the annual cash bonuses for officers of Containers will be payable to them if Containers meets certain organizational goals as established by the board of directors of Containers at the beginning of the year, such as cash flow management, quarterly forecasting of certain financial information, cost management and working capital management goals. Annual cash bonuses are paid in the beginning of the year following the year in which they are earned.

Tax Deductibility

   Section 162(m) of the Code disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to an individual who is the chief executive officer or any of the four most highly compensated executive officers (other than the chief executive officer) employed by such corporation (or a member of its affiliated group) on the last day of such taxable year, but does allow a deduction for "performance-based compensation" the material terms of which are disclosed to and approved by stockholders. The Company believes its current compensation programs meet the requirements to qualify for compensation to be deductible for federal income tax purposes. In the future, it is the Company's intent to modify, when necessary, compensation plans for the Company's executive officers so that the Company's federal tax deduction is maximized. Because the Company believes that the use of prudent judgment in determining pay levels is in the best interests of the Company and its stockholders, under some circumstances it may determine to pay amounts of compensation that may not be fully deductible. The Company reserves the right to use prudent judgment in establishing compensation policies to attract and retain qualified executives to manage the Company and to reward such executives for outstanding performance, while taking into consideration the financial impact of such actions on the Company.

                                   By the Compensation Committee of the Board
                                    of Directors:

                                   D. Greg Horrigan
                                   Leigh J. Abramson
                                   Jeffrey C. Crowe

Stock Option Plan

   The Stock Option Committee of the Board of Directors administers the Stock Option Plan and has the power to, among other things, choose participants and fix the type of grant of stock options and all the terms and conditions thereof, including the number of shares of Common Stock covered by a grant and the exercise price, in accordance with the provisions of the Stock Option Plan. The Stock Option Plan forms the basis of the Company's long-term incentive compensation plan. The Stock Option Committee believes that placing a portion of compensation in the form of stock options achieves certain objectives: it aligns the interest of the Company's executive officers and key employees directly with those of the Company's stockholders; it gives executive officers and key employees a significant long-term interest in the Company's success; and it helps the Company retain executive officers and key employees. In determining to whom stock options shall be granted and the number and terms of stock options to grant to an executive officer or key employee, the Stock Option Committee primarily considers past performance and the prospective value of the stock options to be granted as a performance incentive. The Stock Option Committee granted stock options to twenty-four executive officers and key employees of the Company and its subsidiaries under the Stock Option Plan in 2000 with respect to 823,900 underlying shares of Common Stock, including stock options for an aggregate of 324,000 underlying shares of Common Stock granted to certain of the Named Executive Officers listed in the Summary Compensation Table.

                                   By the Stock Option Committee of the Board
                                    of Directors:

                                   R. Philip Silver
                                   D. Greg Horrigan
                                   Leigh J. Abramson

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   In 2000, the Compensation Committee of the Board of Directors of the Company consisted of Messrs. Horrigan, Abramson and Crowe. Mr. Horrigan is the President and Co-Chief Executive Officer of the Company. During 2000 no executive officer of the Company served as: (i) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of the Company's Board of Directors, or (ii) a director of another entity, one of whose executive officers served on the Board of Directors of the Company, or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Board of Directors of the Company. See "Certain Relationships and Related Transactions."

                              COMPANY PERFORMANCE

   The graph below compares the Company's Common Stock performance from the IPO price with the performance of the Dow Jones Containers & Packaging Index and the Standard & Poor's 500 Composite Stock Price Index ("S&P 500 Index"), by valuing the changes in common stock prices from February 13, 1997 through December 31, 2000 plus reinvested dividends. The companies included in the Dow Jones Containers & Packaging Index are: AptarGroup, Inc.; Ball Corporation; Bemis Company, Inc.; Chesapeake Corporation; Crown Cork & Seal Company, Inc.; Owens-Illinois, Inc.; Sealed Air Corp.; Smurfit Stone Container Corporation; Sonoco Products Company; and Temple-Inland, Inc. The graph below assumes in each case an initial investment of $100.00 on February 13, 1997 plus reinvestment of dividends, with the investment in the Dow Jones Containers & Packaging Index weighted on the basis of market capitalization at February 13, 1997.

       Comparison Of Cumulative Total Return Among Silgan Holdings Inc.,
            Dow Jones Containers & Packaging Index and S&P 500 Index

                           [The graph appears here.]


          [EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPH]

                        February 13,   December 31,   December 31,   December 31,   December 31,
                            1997           1997           1998           1999           2000

Silgan Holdings Inc....     100            163            139             67             45
Dow Jones Containers
 & Packaging Index.....     100            109             97             92             64
S&P Index..............     100            126            161            195            178

   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth, as of the Record Date, certain information with respect to the beneficial ownership by (i) each current director and each Named Executive Officer of the Company, (ii) each person or entity who is known by the Company to own beneficially more than 5% of the Common Stock and
(iii) by all executive officers and directors of the Company as a group. Except as otherwise described below, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned.

                                      Number of Shares
                                             of         Percentage Ownership of
                                     Common Stock Owned     Common Stock(1)
                                     ------------------ -----------------------
R. Philip Silver(2)(3).............      3,603,244               20.35%
D. Greg Horrigan(2)(3).............      3,603,244               20.35%
Leigh J. Abramson(4)...............          --                   --
Thomas M. Begel(4)(5)..............          2,100                 *
Jeffrey C. Crowe(4)................          2,000                 *
James S. Hoch(4)...................          --                   --
Harley Rankin, Jr.(6)..............        192,458                1.08%
James D. Beam(7)...................        298,523                1.68%
Russell F. Gervais(8)..............        135,312                 *
The Morgan Stanley Leveraged Equity
 Fund II, L.P.(3)(9)...............      5,835,842               32.97%
Brookside Capital Partners Fund,
 L.P.(10)..........................      1,135,150                6.41%
All officers and directors as a
 group(11).........................      8,230,961               45.15%

--------
(1) An asterisk denotes beneficial ownership of 1% or less of the Common
    Stock.

(2) Director of the Company, Containers and Plastics. Messrs. Silver and Horrigan currently intend to vote their shares as a block. Each of Mr. Silver and Mr. Horrigan has sole investment power over 3,449,045.7 shares of Common Stock. As the sole general partner of Silver Family Limited Partnership, Mr. Silver shares investment power with Silver Family Limited Partnership over the 154,198.3 shares of Common Stock owned by such partnership. As the sole general partner of Horrigan Family Limited Partnership, Mr. Horrigan shares investment power with Horrigan Family Limited Partnership over the 154,198.3 shares of Common Stock owned by such partnership. In addition to the shares included in the above table, Messrs. Silver and Horrigan share voting and investment power with S&H over one share of Common Stock owned by S&H. The address for each of Messrs. Silver and Horrigan is 4 Landmark Square, Stamford, Connecticut 06901.

(3) Pursuant to the Principals Stockholders Agreement, MSLEF II, Messrs. Silver and Horrigan, Silver Family Limited Partnership and Horrigan Family Limited Partnership share voting power with respect to (i) 5,835,842 shares of Common Stock owned by MSLEF II; (ii) 3,449,045.7 shares of Common Stock owned by Mr. Silver; (iii) 3,449,045.7 shares of Common Stock owned by Mr. Horrigan; (iv) 154,198.3 shares of Common Stock owned by Silver Family Limited Partnership; and (v) 154,198.3 shares of Common Stock owned by Horrigan Family Limited Partnership. In the aggregate, each of MSLEF II, Messrs. Silver and Horrigan, Silver Family Limited Partnership and Horrigan Family Limited Partnership share voting power with respect to 13,042,330 shares of Common Stock. See "Certain Relationships and Related Transactions--Stockholders Agreements." As discussed in footnote 9 below, MSLEF II, Inc. and Morgan Stanley Dean Witter & Co. may be deemed to share voting power with respect to any shares of Common Stock over which MSLEF II has voting power.

(4) Director of the Company.

(5) Includes 100 shares of Common Stock held of record by Mr. Begel's son.

(6) Includes 84,389 shares of Common Stock owned by Mr. Rankin and 86,786 shares of Common Stock that may be acquired by Mr. Rankin through the exercise of (i) vested stock options granted pursuant to the

      Stock Option Plan and (ii) stock options granted pursuant to the Stock Option Plan that will vest within 60 days after the Record Date. In addition, as the sole general partner of Rankin Limited Partnership, Mr. Rankin shares investment power with Rankin Limited Partnership over 21,283 shares of Common Stock owned by such partnership.

(7) Includes 274,523 shares of Common Stock owned by Mr. Beam and 24,000 shares of Common Stock that may be acquired by Mr. Beam through the exercise of (i) vested stock options granted pursuant to the Stock Option Plan and (ii) stock options granted pursuant to the Stock Option Plan that will vest within 60 days after the Record Date.

(8) Includes 50 shares of Common Stock owned by Mr. Gervais and 135,262 shares of Common Stock that may be acquired by Mr. Gervais through the exercise of (i) vested stock options granted pursuant to the Stock Option Plan and
      (ii) stock options granted pursuant to the Stock Option Plan that will vest within 60 days after the Record Date.

(9) MSLEF II has sole investment power over 5,835,842 shares of Common Stock held of record by it. By virtue of their affiliate relationships with MSLEF II, MSLEF II, Inc., the general partner of MSLEF II, and Morgan Stanley Dean Witter & Co., the parent company of MSLEF II, Inc., may be deemed to have shared voting and investment power with respect to any shares of Common Stock over which MSLEF II has voting and investment power. The address for each of The Morgan Stanley Leveraged Equity Fund II, L.P. and Morgan Stanley Leveraged Equity Fund II, Inc. is 1221 Avenue of the Americas, New York, New York 10020. The address for Morgan Stanley Dean Witter & Co. is 1585 Broadway, New York, New York 10036.

(10) Information is based solely upon the Company's review of Amendment No. 2 to Schedule 13G filed by Brookside Capital Partners Fund, L.P. with the Securities and Exchange Commission (the "SEC") on or about February 14, 2000. The address for Brookside Capital Partners Fund, L.P. as reported in its Amendment No. 2 to Schedule 13G is Two Copley Place, Boston, Massachusetts 02116.

(11) Includes 526,945 shares of Common Stock that may be acquired through the exercise of (i) vested stock options granted pursuant to the Stock Option Plan and (ii) stock options granted pursuant to the Stock Option Plan that will vest within 60 days after the Record Date.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Appointment of Independent Auditors

   Upon recommendation of the Audit Committee, the Board of Directors of the Company appointed Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2001. The Board of Directors of the Company is requesting ratification of such appointment by the stockholders.

   A representative of Ernst & Young LLP is expected to be present at the Meeting and to be available to respond to appropriate questions from those attending the Meeting, but is not otherwise expected to make a statement.

   THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001.

Audit Fees

   Aggregate fees for professional services rendered by Ernst & Young LLP in connection with the audit of the Company's consolidated financial statements for the year ended December 31, 2000 and for reviews of the Company's unaudited financial statements included in its Quarterly Reports on Form 10-Q for 2000 were $0.8 million.

Financial Information Systems Design and Implementation Fees

   During 2000, Ernst & Young LLP did not provide the Company or its subsidiaries with any professional services in connection with financial information systems design and implementation.

All Other Fees

   During 2000, in addition to the amount described in "Audit Fees" above, aggregate fees of $0.4 million were paid to Ernst & Young LLP for professional services and expenses primarily related to internal audit services ($0.2 million), tax related services ($0.1 million) and other audit related services ($0.1 million). See "Report of the Audit Committee."

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, officers and persons holding more than ten percent of a registered class of the Company's equity securities to file with the SEC initial reports of ownership, reports of changes in ownership and annual reports of ownership of Common Stock and other equity securities of the Company. Such directors, officers, and ten percent stockholders are also required to furnish the Company with copies of all such filed reports.

   Based solely upon a review of the copies of such reports furnished to the Company and/or representations that no reports were required, other than as set forth below the Company believes that all of its directors, executive officers and ten percent stockholders complied with all filing requirements under Section 16(a) of the Exchange Act in 2000.

   On October 10, 2000, Messrs. Emidio DiMeo and Thomas Richmond were elected officers of Plastics. An Initial Statement of Beneficial Ownership for each of them was filed with the Securities Exchange Commission on November 1, 2000 instead of within ten days of their election.

                 STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

   Stockholders may submit proposals on matters appropriate for stockholder action at the Company's annual meetings consistent with the rules and regulations adopted by the SEC. Proposals to be considered for inclusion in the Proxy Statement for the Company's annual meeting of stockholders in 2002 must be received by the Company at its principal executive offices not later than December 23, 2001. In accordance with the Exchange Act and the rules and regulations promulgated thereunder, proxies solicited by the Board of Directors of the Company will confer discretionary voting authority with respect to any proposal raised at the Company's annual meeting of stockholders in 2002 as to which the proponent has not notified the Company by March 11, 2002. Proposals should be directed to the attention of the General Counsel, Silgan Holdings Inc., 4 Landmark Square, Stamford, Connecticut 06901.

                                 OTHER MATTERS

   As of the date of this Proxy Statement, the Board of Directors and management of the Company have no knowledge of any other business matters that will be presented for consideration at the Meeting other than those referred to herein. However, persons named in the accompanying proxy card shall have authority to vote such proxy as to any other matters that properly come before the Meeting and as to matters incidental to the conduct of the Meeting in accordance with their discretion.

                                          By Order of the Board of Directors,

                                          /s/ Frank W. Hogan, III

                                          Frank W. Hogan, III
                                          Secretary

Stamford, Connecticut
April 24, 2001

                                                                     APPENDIX A

                             SILGAN HOLDINGS INC.

                                CHARTER OF THE
                                AUDIT COMMITTEE
                                    OF THE
                              BOARD OF DIRECTORS

Organization

   This Charter governs the operations of the Audit Committee (the "Audit Committee") of the Board of Directors of Silgan Holdings Inc. (the "Company"). The Audit Committee shall review and reassess this Charter at least annually and shall submit it to the Board of Directors of the Company for approval. Additionally, the Audit Committee shall cause this Charter to be filed with the Securities and Exchange Commission (the "SEC") in accordance with the rules and regulations of the SEC at least triennially.

   The Audit Committee shall be appointed by the Board of Directors of the Company and shall assist the Board of Directors of the Company in fulfilling its oversight responsibilities. The Audit Committee shall be comprised of at least three Directors, each of whom, no later than the date required by the rules of the National Association of Securities Dealers Inc. (the "NASD"), shall be "independent" as provided in the rules of the NASD. Members of the Audit Committee shall be considered independent if they have no relationship that would interfere with the exercise of their independent judgment. All members of the Audit Committee shall be financially literate, or shall become financially literate within a reasonable period of time after their appointment to the Audit Committee, and at least one member of the Audit Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Chairperson of the Audit Committee shall be designated by the Board of Directors of the Company, or if not so designated by a majority vote of the members of the Audit Committee.

Statement of Policy

   The Audit Committee shall provide assistance to the Board of Directors of the Company in fulfilling its oversight responsibility to the stockholders, potential stockholders and others relating to the Company's financial statements and financial reporting process, the Company's systems of internal accounting and financial controls, the Company's internal audit function and the annual independent audit of the Company's financial statements. The Audit Committee shall also monitor the independence and performance of the Company's independent auditors. In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between the independent auditors, the internal auditors, management and the Board of Directors of the Company. In discharging its oversight role, the Audit Committee has authority to conduct any investigation appropriate to fulfilling its responsibilities, with full access to the independent auditors of the Company and to all books, records, facilities and personnel of the Company. Additionally, for this purpose the Audit Committee may retain, at the Company's expense, outside legal counsel or other consultants and experts.

Responsibilities and Processes

   The primary responsibility of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board of Directors of the Company and report to them on the results of their activities. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The Audit Committee recognizes that management of the Company (including the internal audit staff), as well as the Company's independent auditors, have more knowledge and detailed information about the Company than the members of the Audit Committee, and consequently, in carrying out its oversight responsibilities, the Audit Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the independent auditors' work. The Audit Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances.

   The following shall be the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities. These processes are set forth as a guide with the understanding that the Audit Committee may supplement them as appropriate.

  . The Audit Committee shall have a clear understanding with management and the independent auditors of the Company that the independent auditors are ultimately accountable to the Board of Directors of the Company and the Audit Committee, as representatives of the Company's stockholders.

  . The Audit Committee shall review the independence and performance of the independent auditors, and annually recommend to the Board of Directors of the Company the appointment of the Company's independent auditors, subject to stockholders' approval. In connection with its review of the independence of the Company's independent auditors, the Audit Committee shall require written disclosures from the independent auditors, as required by Independence Standards Board Standard No. 1, regarding their independence and their relationships with the Company and its subsidiaries. The Audit Committee shall discuss with the independent auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Specifically, the Audit Committee shall review and discuss with the independent auditors of the Company, on at least an annual basis, all significant relationships they have with the Company that could impair their independence and objectivity. To the extent it deems necessary, the Audit Committee shall recommend that the Board of Directors of the Company take appropriate action on any disclosed relationships that may reasonably be thought to bear on the independence of the independent auditors and satisfy itself that the Company has engaged independent auditors as required by applicable securities laws and regulations.

  . The Audit Committee shall discuss with management and the independent auditors of the Company the overall scope and plans for the Company's annual audit, including staffing, timing, locations, estimated fees of the independent auditors, and the internal audit and general audit approach. The Audit Committee shall review the audit plans for their sufficiency and to ensure that any significant areas of concern are covered. The Audit Committee shall meet separately with the independent auditors of the Company, with and without management of the Company present, to discuss the results of their examinations along with management's responses to significant matters. Also, the Audit Committee shall discuss with management and the independent auditors of the Company the integrity, adequacy and effectiveness of the Company's financial reporting processes and accounting and financial controls. Further, the Audit Committee shall discuss significant financial risk exposures and the steps management of the Company has taken to monitor, control and report such exposures.

  . The Audit Committee shall review with management and, if deemed necessary, the independent auditors of the Company (i) the interim financial statements of the Company prior to the filing of the Company's Quarterly Report on Form 10-Q with SEC and (ii) the financial information included in the Company's public earnings announcements prior to their release. Also, if deemed necessary, the Audit Committee shall discuss the results of the quarterly review and any other significant matters required to be communicated to the Audit Committee by the independent auditors of the Company under generally accepted auditing standards. The Chairperson of the Audit Committee (or his or her designee from the Audit Committee) may represent the entire Audit Committee for the purposes of this review.

  . The Audit Committee shall review with management and the independent auditors of the Company the financial statements to be included in the Company's Annual Report on Form 10-K prior to its filing with the SEC (or the annual report to stockholders if distributed prior to the filing of the Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles and practices, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. Also, the Audit Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards.

  . The Audit Committee shall review with the Company's counsel, on at least an annual basis, any legal matters that could have a material impact on the Company's financial statements, the Company's compliance with applicable laws and regulations and inquiries received from governmental agencies.

  . The Audit Committee may, from time to time, conduct such other examinations or reviews as it may deem advisable with respect to the adequacy of the systems of internal controls and accounting practices of the Company and with respect to current accounting trends and developments, and take such action with respect thereto as it may deem appropriate.

  . Annually, the Audit Committee shall prepare and approve an Audit
    Committee Report to stockholders of the Company, as required by the SEC, which shall be included in the Company's annual proxy statement.

  . The Audit Committee shall meet at least three times annually, or more frequently if circumstances require. An agenda for each meeting shall be developed by the Chairperson of the Audit Committee in consultation with management, consistent with this Charter. Members of management of the Company and the Company's independent auditors shall attend such meetings as requested by the Audit Committee. Minutes of all meetings of the Audit Committee shall be kept and maintained with the Company's records.

                                 FORM OF PROXY

                                 -------------

                             SILGAN HOLDINGS INC.
                               4 Landmark Square
                              Stamford, CT 06901

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints R. Philip Silver and D. Greg Horrigan as Proxies, each with the power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock, par value $.01 per share, of Silgan Holdings Inc. (the "Company") held of record by the undersigned on April 6, 2001 at an Annual Meeting of Stockholders of the Company to be held on May 23, 2001 or any adjournment or postponement thereof.

         When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

(Continued and to be dated and signed on the reverse side.)

1. ELECTION OF DIRECTORS (CLASS I)

FOR all nominees  [_]          WITHHOLD AUTHORITY to vote  [_]                  *EXCEPTIONS  [_]
listed below                   for all nominees listed below

Nominees (each to serve until the Company's Annual Meeting of Stockholders in 2004 and until their successors are duly elected and qualified):

                    R. Philip Silver and Leigh J. Abramson

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.) *Exceptions

--------------------------------------------------------------------------------

2. To ratify the appointment of Ernst & Young LLP as the Company's Independent Auditors for the fiscal year ending December 31, 2001.

 FOR [_]                         AGAINST [_]                     ABSTAIN [_]

3. To consider and act upon any other business as may properly come before the meeting or any adjournment or postponement thereof.

                              Change of Address Mark Here [_]

                              When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please provide the full name of the corporation and the signature of the authorized officer signing on its behalf.

                              Date: ____________________________, 2001

                              ________________________________________
                              Name (please print)

                              ________________________________________
                              Name of Corporation (if applicable)

                              ________________________________________
                              Signature

                              Votes must be indicated (x) in Black or Blue ink.

Please mark, sign, date and return this proxy to the Company.